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                                                                    EXHIBIT 99.1

                           [LETTERHEAD OF G&L REALTY]

                                  REALTY CORP.
                                      NEWS

RELEASE:                                    CONTACT:
Immediate                                   David Hamer   310-273-9930
                                            E-mail:       dhamer@glrealty.com


              G&L REALTY CORP. ANNOUNCES AGREEMENT IN PRINCIPLE FOR
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                   ACQUISITION OF ITS PUBLICLY-HELD COMMON STOCK
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BEVERLY HILLS, California; April 13, 2001. G&L Realty Corp. (NYSE: GLR) today announced that it has entered into an agreement in principle with Daniel M. Gottlieb and Steven D. Lebowitz, the Chief Executive Officer and the President, respectively, of the Company, under which they would acquire all the outstanding shares of Common Stock of the Company not held by them for a cash price of $11.25 per share, subject to adjustment downward (but not below $11.00 per share) if certain transaction expenses exceed an agreed upon amount. The agreement in principle contemplates that the acquisition of the shares would be effected through the merger of an entity newly formed by Mr. Gottlieb and Mr. Lebowitz into the Company. It is currently contemplated that the merger would be completed in the third quarter of 2001.

The Company's Series A and Series B Preferred Stock would remain outstanding following consummation of the merger. In addition, Mr. Gottlieb and Mr. Lebowitz have stated that they intend to make a cash tender offer for up to approximately 20% of the total number of outstanding shares of Preferred Stock at a price of $17.50 per share of Series A and $17.00 per share of Series B. The tender offer would occur during the period in which the Company solicits proxies for the stockholders meeting to consider the proposed merger and would close concurrently with, and be subject to, the closing of the merger.

The agreement in principle was negotiated on the Company's behalf by a Special Committee of the Board of Directors and has been approved by the Board of Directors. The merger is conditioned on execution of a definitive merger agreement; the approval of the definitive agreement by a vote of holders of a majority of the outstanding shares of Common Stock and of a majority of the shares of Common Stock voting on the merger which are not owned by Mr. Gottlieb or Mr. Lebowitz; the receipt of a fairness opinion from Houlihan Lokey Howard & Zukin, financial advisor to the Special Committee of the Board of Directors; the receipt by Mr. Gottlieb and Mr. Lebowitz of necessary financing; the receipt of applicable regulatory and governmental approvals; and other conditions which are customary for transactions of this type. The agreement in principle also contains other provisions which are common in agreements of this type, including reimbursement of certain expenses incurred by Mr. Gottlieb and Mr. Lebowitz, standstill provisions and provisions permitting the Company to terminate the agreement upon receipt of a superior offer and under certain other circumstances upon payment of a termination fee.

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Founded in 1976, G&L Realty Corp. is a growth-oriented health care real estate investment trust with four major areas of operation: the Medical Office Building Division, the Skilled Nursing Facility Division, the Assisted Living Facility Division and the Senior Care Lending Division.

This press release contains forward-looking statements. These statements can be identified by the use of forward-looking terminology such as "contemplate" and "intend." These statements represent the Company's judgment concerning the future and are subject to risks and uncertainties that could cause the transactions described not to occur in the manner or in the time frame indicated in this press release. Factors influencing the transactions described in this press release, in addition to the conditions referred to above, include, but are not limited to, changes in the general economy, the supply of, and demand for, healthcare related real estate in markets in which the Company has investments, the availability of financing and governmental policies and regulations as well as delays in obtaining approvals from stockholders, governmental authorities and other third parties.

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